Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS FIRST QUARTER 2010 RESULTS

May 7, 2010 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced first quarter 2010 results of $0.07 per share, compared to $0.15 per share reported in the first quarter of 2009. All financial data in the text portion of this release are reported in U.S. dollars and are before discontinued operations, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended March 31, 2010 were $205.9 million versus $195.3 million in the first quarter of 2009. Total gross profit was $35.1 million in the first quarter of 2010 versus $43.4 million in the first quarter of 2009. Income before discontinued operations was $5.5 million in the first quarter of 2010 versus $11.4 million in the comparable period of 2009. Net income was $5.4 million in 2010’s first quarter versus $11.2 million in 2009’s first quarter.

Consolidated results per share from continuing operations for the first quarter of 2010 were earnings of $0.07 with 76.8 million weighted average diluted common shares outstanding versus $0.15 with 75.0 million weighted average diluted common shares outstanding in the first quarter of 2009.

Divisional pretax earnings (loss) from continuing operations in the first quarter of 2010 versus the first quarter of 2009 were, Fluids Division: $6.2 million in 1Q 2010 and $12.2 million in 1Q 2009; Offshore Services: $(2.4) million in 1Q 2010 and $(0.6) million in 1Q 2009; Maritech: $8.6 million in 1Q 2010 and $9.2 million in 1Q 2009; Production Testing: $4.2 million in 1Q 2010 and $5.7 million in 1Q 2009; and, Compressco: $4.9 million in 1Q 2010 and $6.7 million in 1Q 2009.

Financial data relating to net income and discontinued operations is available in the accompanying financial table in this press release.

Stuart M. Brightman, President and Chief Executive Officer, stated, “During the first quarter of 2010, most of our businesses performed in-line with our expectations. We ended the first quarter with a cash balance of $74.8 million, long-term debt of $307.7 million and net debt of $232.9 million. This compares very favorably to last year, in which quarter-end net debt peaked at $412.5 million as of March 31, 2009 (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure in a table following the text portion of this release).

“During the first quarter, our Fluids Division benefited from stronger demand for our products in the Gulf of Mexico as compared to the fourth quarter of 2009. We had several significant projects during the quarter that bolstered our results. However, in the first quarter, the combined impact of start-up costs at our El Dorado, Arkansas calcium chloride plant coupled with production at that plant at less than full operating rates had a negative effect on Fluids Division earnings. We believe that these issues are typical for a project of this magnitude, and as we have previously discussed, we expect the majority of this year’s positive impact from our El Dorado facility to be realized beginning in the second half of 2010. Although there is some degree of uncertainty due to the ongoing impact of the oil spill relating to the Deepwater Horizon, looking forward, we believe that international and deepwater activity together with increased efficiency at El Dorado should yield improving results for the Fluids Division throughout the year.

“Our Offshore Services segment performed as anticipated during the typically weather-affected first quarter. Utilization of our heavy lift assets was slightly better than expected and demand for our cutting services continued to be very strong. Demand for diving activities was low in the first quarter, and we used this opportunity to bring several diving assets in for repair and maintenance. We expect utilization across the segment to improve during the second quarter, resulting from a combination of discrete projects and a continuation of repair work on structures that suffered damage during Hurricane Ike. Overall, we believe that the Offshore Services segment should continue to operate in favorable market conditions.

“Maritech reported a strong first quarter, generating pre-tax profits of $8.6 million. During the quarter, production averaged 42.5 MMcfe/day versus 45.2 MMcfe/day in the fourth quarter of 2009. Maritech is continuing to focus on hurricane risk mitigation and modest capital spending. We expect that Maritech’s risk mitigation activities, which include plugging of wells and abandonment of platforms and pipelines, will be accelerated during the second quarter in advance of the upcoming hurricane season. Maritech recently hedged an additional 1,000 barrels/day of oil for 2011, which brings our oil hedges to 2,000 barrels/day at an average of $87.68 per barrel for 2011.

“In the Production Testing segment, our domestic testing business continued to see sequential improvements in activity and profitability during the first quarter. This increase in activity originated in both shale plays and conventional basins. We have continued to focus on international expansion in Production Testing, and have achieved a significant expansion of our Eastern Hemisphere operations. We expect to pursue this strategy of moving into new international geographies throughout the year.

“Compressco continues to be a high performing business. Underpinning Compressco’s first quarter results was an up-tick in activity during March that supports our anticipation of a strengthening domestic business in 2010. We continue to be encouraged by Compressco’s penetration into new international markets, which should also yield improving results for the segment this year.

“In conclusion, our first quarter 2010 performance was generally in keeping with our expectations. Going forward, and assuming minimal interruption from the oil spill in the Gulf of Mexico, we anticipate strengthening results in the second quarter from Offshore Services as weather in the Gulf of Mexico improves, and from deepwater Gulf of Mexico and certain international markets. In the second half of the year, we expect to see the benefits of our investment in the new calcium chloride plant at El Dorado. In addition, we continue to see favorable trends in domestic onshore activity, and we are optimistic that these trends will persist for the duration of the year,” concluded Brightman.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected benefits from our cost reduction initiatives, expected benefits from the settlement of insurance claims, expected results of operational business segments for 2010, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition to the potential impact of the current oil spill in the Gulf of Mexico, some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended March 31,
	2010	2009
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$66,261	$63,689
Offshore Division
Offshore Services	51,398	48,044
Maritech	46,634	41,212
Intersegment eliminations	(5,140)	(7,643)
Offshore Division total	92,892	81,613
Production Enhancement Division
Production Testing	26,585	24,619
Compressco	20,347	25,387
Production Enhancement Division total	46,932	50,006
Eliminations and other	(192)	(57)
Total revenues	205,893	195,251

Gross profit
Fluids Division	10,971	17,021
Offshore Division
Offshore Services	1,908	2,901
Maritech	8,465	7,652
Intersegment eliminations	492	(311)
Offshore Division total	10,865	10,242
Production Enhancement Division
Production Testing	6,456	7,687
Compressco	7,574	9,121
Production Enhancement Division total	14,030	16,808
Eliminations and other	(772)	(701)
Total gross profit	35,094	43,370

General and administrative expense	22,777	24,569
Operating income	12,317	18,801

Interest expense, net	4,028	3,177
Other expense (income)	(183)	(2,511)
*Income before taxes and discontinued operations (A)	8,472	18,135
Provision for income taxes	3,016	6,765
Income before discontinued operations	5,456	11,370
Loss from discontinued operations, net of taxes (A)	(29)	(208)
Net income	$5,427	$11,162

*Income before taxes and discontinued operations
Fluids Division	6,186	12,153
Offshore Division
Offshore Services	(2,441)	(644)
Maritech	8,643	9,186
Intersegment eliminations	491	(311)
Offshore Division total	6,693	8,231
Production Enhancement Division
Production Testing	4,196	5,699
Compressco	4,895	6,669
Production Enhancement Division total	9,091	12,368
Corporate overhead (includes interest)	(13,498)	(14,617)
Total	8,472	18,135

	Three Months Ended March 31,
	2010	2009
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.07	$0.15
Loss from discontinued operations	(0.00)	(0.00)
Net income	$0.07	$0.15

Weighted average shares outstanding	75,376	74,925

Diluted per share information
Income before discontinued operations	$0.07	$0.15
Loss from discontinued operations	(0.00)	(0.00)
Net income	$0.07	$0.15

Weighted average shares outstanding	76,781	74,997

Depreciation, depletion and amortization (B)	$36,834	$36,259

(A) Information presented for each period reflects TETRA’s process services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information includes impairments of long-lived assets.

Balance Sheet	March 31, 2010	December 31, 2009
	(In Thousands)
Cash	$74,768	$33,660
Accounts receivable, net	164,530	181,038
Inventories	117,325	122,274
Other current assets	65,885	53,846
PP&E, net	779,343	816,374
Other assets	140,249	140,407
Total assets	$1,342,100	$1,347,599

Current liabilities	$217,773	$242,475
Long-term debt	307,709	310,132
Other long-term liabilities	234,968	218,498
Equity	581,650	576,494
Total liabilities and equity	$1,342,100	$1,347,599

Reconciliation of Non-GAAP Financial Measure
Net debt is defined as long-term debt minus cash. Management views net debt, a non-GAAP financial measure, as a measure of TETRA's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. This reconciliation is not a substitute for financial information prepared in accordance with GAAP, and should be considered within the context of our complete financial results for the period which will be available on our website upon filing with the SEC. A reconciliation of long-term debt to net debt as of March 31, 2010 and March 31, 2009 is shown below:

	March 31, 2010	March 31, 2009
	(In Thousands)

Long-term debt	$307,709	$426,228
Cash	(74,768)	(13,746)
Net debt	$232,941	$412,482

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
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